EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197121 on Form S-8, Registration Statement No. 333-195882 of Form S-3 and Registration Statement No. 333-189238 on Form S-3 of our reports dated March 6, 2015, relating to the consolidated and combined financial statements and financial statement schedule of Rouse Properties, Inc. and subsidiaries and the effectiveness of Rouse Properties, Inc.’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rouse Properties, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 6, 2015